For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI ANNOUNCES RESIGNATION OF BETH R. JACOBSON AS GENERAL COUNSEL

Saddle River, NJ— (December 23, 2005) PDI, Inc. (NASDAQ: PDII) today announced that Beth R. Jacobson has resigned her position as Executive Vice President, General Counsel and Corporate Secretary effective December 31, 2005.

Larry Ellberger, PDI’s Interim CEO, said, “We appreciate Beth’s many legal contributions to PDI and wish her well in her future endeavors.”

Beth Jacobson said, “I believe this is the right time for me to explore the next stage of my professional career.”

About PDI

PDI, Inc. (NASDAQ: PDII) is a diversified sales and marketing services provider to the biopharmaceutical and medical devices and diagnostics industries. PDI’s comprehensive set of sales and marketing solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability. Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

PDI’s sales and marketing services include dedicated contract sales, Select Access™, our targeted sales solution that leverages an existing infrastructure, clinical sales teams; marketing research and consulting; and medical education and communications. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

PDI’s commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI remains committed to continued innovation.

For more information, visit the Company’s website at www.pdi-inc.com.